Exhibit 10.5

Capital Increase Agreement

of

Beijing Pinxin Media Culture Co., Ltd.

Between

Liu Chengcheng

Beijing Xieli Zhucheng Financial Information Service Co., Ltd.

Beijing Pinxin Media Culture Co., Ltd.

and

Suzhou Industrial Park Gobi Yinghe Equity Investment Partnership (Limited Partnership)

Beijing Gobi Oasis Angel Investment Center (Limited Partnership)

Jiaxing Xiaodu Content Equity Investment Partnership (Limited Partnership)

[ ] 2017

Beijing, China

Capital Increase Agreement of Beijing Pinxin Media Culture Co., Ltd.

The Capital Increase Agreement of Beijing Pinxin Media Culture Co., Ltd. (hereinafter referred to as “the Agreement” or the “Capital Increase Agreement” was signed by the following parties in Beijing, China on [ ] 2017:

Founder:

1.                                      Liu Chengcheng (hereinafter referred to as the “Founder”)

ID number: 320911198811194339

Address: No. 117, Group 1, Xinhuo Village, Yandu New District, Yancheng City, Jiangsu Province

Controlling Shareholder:

2.                                      Beijing Xieli Zhucheng Financial Information Service Co., Ltd. (hereinafter referred to as “Controlling Shareholder”)

Address: 5/F and 6/F, No. 34, Haidian Street, Haidian District, Beijing

Legal representative: Liu Chengcheng

The Company of this Capital Increase:

3.                                      Beijing Pinxin Media Culture Co., Ltd. (hereinafter referred to as “the Company”)

Address: Room 601, 6/F, No. 34 Haidian Street, Haidian District, Beijing

Legal representative: Liu Chengcheng

Investors who subscribe for this Capital Increase:

4.                                      Suzhou Industrial Park Gobi Yinghe Equity Investment Partnership (Limited Partnership) (hereinafter referred to as “Gobi Yinghe”)

Address: Room 240, Building 19, Dongsha Lake Equity Investment Center, No. 183, Suhong East Road, Suzhou Industrial Park

Appointed representative of the executive partner: Zhu Lin

5.                                      Beijing Gobi Oasis Angel Investment Center (Limited Partnership) (hereinafter referred to as “Gobi Oasis”)

Address: Room 5430, Shenchang Building, No. 51 Zhichun Road, Haidian District, Beijing

Appointed representative of the executive partner: Jiang Tao

6.                                      Jiaxing Xiaodu Content Equity Investment Partnership (Limited Partnership) (hereinafter referred to as “Xiaodu Investment”)

Address: Room106-70, Dongfang Building, 100 Zhuyuan Road, Nanhu District, Jiaxing City, Zhejiang Province

Appointed representative of the executive partner: [ ]

FOR DUE DILIGENCE ONLY

(Gobi Yinghe, Gobi Oasis and Xiaodu Investment are collectively referred to as “Investors”, the Founder, the Controlling Shareholder, the Investors and the Company are collectively referred to as “the Parties” in this Agreement, and individually referred to as “one party”)

Preface

A.                                    The Founder is a Chinese citizen who has a residence and has lived for a long time in China.

B.                                    The Controlling Shareholder is a joint stock limited company established and validly existing under the laws of China.

C.                                    The Company is a limited liability company established and validly existing under the laws of China, on the date of signing this Agreement, the registered capital of the Company is RMB Ten Million (RMB10,000,000). The Company’s shareholding structure is as follows:

No.	Shareholder name	Holding registered capital (RMB)	Shareholding ratio
1	Beijing Xieli Zhucheng Financial Information Service Co., Ltd.	10,000,000	100.00%
	Total	10,000,000	100.00%

D.                                    According to the terms and conditions of this Agreement, the parties agree that in the Capital Increase, Investors shall invest a total of RMB Forty-two Million (RMB42,000,000) to the Company, and subscribe for RMB Three Hundred and Fifty Thousand (RMB350,000) of the Newly Registered Capital of the Company. The Company’s registered capital shall increase from RMB Ten Million (RMB10,000,000) to RMB Ten Million Three Hundred and Fifty Thousand (RMB10,350,000).

Text of the Agreement

In view of this, according to the relevant laws, regulations and normative documents of China, the parties reach unanimously agreement as follows through friendly negotiation:

1.              Definition

1.1                               Unless otherwise provided in this Agreement or the context of this Agreement otherwise requires, the following expressions have the following meanings in this Agreement:

“This Capital Increase” or “this transaction”	the Capital Increase transaction proposed to be completed under this Agreement.

“the Agreement” or “the Capital Increase Agreement”	the Capital Increase Agreement, also including amendments, additions and adjustments and attachments to this Agreement from time to time through negotiations of the parties.

“Founder”	has the meaning as specified in the Foreword

“Controlling Shareholder”	has the meaning as specified in the Foreword

“Gobi Yinghe”	has the meaning as specified in the Foreword

“Gobi Oasis”	has the meaning as specified in the Foreword

“Xiaodu Investment”	has the meaning as specified in the Foreword

“Investor”	has the meaning as specified in the Foreword

“Majority Investors”	Investors who hold more than two-thirds (2/3) of the Newly Registered Capital of the Company held by all Investors after this transaction.

“Foreword”	the part between the title of the Agreement and the Preface of this Agreement.

“Preface”	the Preface of this Agreement.

“One Party” and “the Parties”	has the meaning as specified in the Foreword.

“Third Party”	any person other than the parties to this Agreement.

“The Company”	has the meaning as specified in the Foreword

“Shareholders Agreement”	the Shareholders Agreement of Beijing Pinxin Media Culture Co., Ltd. with the same format and content as Appendix I of this Agreement.

“Asset Transfer”	has the meaning as specified in Article 2.1 of this Agreement

“Assets to be Transferred”	has the meaning as specified in Article 2.1 of this Agreement

“Reorganization Before Delivery”	has the meaning as specified in Article 2.2 of this Agreement

“Employee Shareholding Platform”	has the meaning as specified in Article 2.2 of this Agreement

“Proceeds from Capital Increase Subscriptions of Gobi Yinghe”	has the meaning as specified in Article 3.1.1 of this Agreement

“Newly Registered Capital of Gobi Yinghe”	has the meaning as specified in Article 3.1.1 of this Agreement

“Proceeds from Capital Increase Subscriptions of Gobi Oasis”	has the meaning as specified in Article 3.1.1 of this Agreement

“Newly Registered Capital of Gobi Oasis”	has the meaning as specified in Article 3.1.1 of this Agreement

“Proceeds from Capital Increase Subscriptions of Xiaodu Investment”	has the meaning as specified in Article 3.1.1 of this Agreement

“Newly Registered Capital of Xiaodu Investment”	has the meaning as specified in Article 3.1.1 of this Agreement

“Proceeds from Capital Increase Subscriptions”	has the meaning as specified in Article 3.1.1 of this Agreement

“Newly Registered Capital”	has the meaning as specified in Article 3.1.1 of this Agreement

“Capital Increase Subscription Price”	has the meaning as specified in Article 3.1.1 of this Agreement

“Delivery”	has the meaning as specified in Article 4.1 of this Agreement

“Delivery Date”	has the meaning as specified in Article 4.1 of this Agreement

“Capital Increase Transaction Document”	has the meaning as specified in Article 4.1.8 of this Agreement

“Business Plan”	has the meaning as specified in Article 4.1.9 of this Agreement

“Disclosure List”	has the meaning as specified in Article 5.1 of this Agreement

“Board of Directors”	the Company’s board of directors.

“Industrial and Commercial Administration”

the corresponding industrial and commercial administrative department in China responsible for the approval and registration of the establishment, change (including but not limited to Capital Increase, equity transfer, etc.) of the Company.

“Shareholder Meeting”	shareholder meeting of the Company.

“Related Parties”

For the purpose of a specific person, (a) when it is a natural person, the spouse of the person and his immediate family members (whether blood relative or adopted) or any trust established and maintained only for the benefit of the person, the spouse of the person and/or the immediate family members; and (b) when it is any person, the person indirectly or indirectly controlling such specific person through one or more media, controlled by such specific person or jointly controlled together with such specific person.

“Interested parties”

for any person, (a) the person acting as a director, supervisor, manager (director and above) or a partner or the Company or organization holding directly or indirectly no less than ten percent (10%) of any kind of equity securities interests, (b) trust or other properties in which the person enjoys a substantial interest or in which the person acts as a trustee or holds a similar position, and (c) any immediate family member or a collateral relative within three generations of such person, the spouse of such person or the immediate family member or a collateral relative within three generations of the spouse of such person.

“Qualified Initial Public Offering”

listing of the Company on stock exchanges in China or Hong Kong Special Administrative Region or other internationally recognized stock exchanges that are approved by most Investors in accordance with the applicable securities transaction laws and regulations of the applicable jurisdiction, public offering of shares of the Company.

“Contract”	any agreement, arrangement, commitment, stipulation, license, compensation, contract, instrument, lease, permit, permission or binding memorandum of understanding (whether written or not).

“Control”

(including the meaning of the terms “Controlling”, “Controlled” and “Commonly Controlled by”), for the purpose of any person, the authority to directly or indirectly direct the person’s management or policy (related to operational controls, financial controls or other controls), whether by holding securities with voting rights, or by contract or otherwise.

“Subsidiaries”

the Company and other non-natural person parties in which the Company directly or indirectly holds fifty percent (50%) of the voting rights. As of the signing date of this Agreement, the list of the Company’s subsidiaries is detailed in Appendix I of this Agreement.

“Group Company”	the Company and/or subsidiaries.

“Encumbrance”

(a) any obligation, guarantee for the purpose of any person, or pledge, guarantee, mortgage, lien, security deed, trust deed, retention of rights, security interest or other third party rights conferring any kind of payment priority on it; (b) any easement or guarantee granting the use or possession right to any person; (c) any power of attorney, letter of authority, voting trust agreement, equity interest, option, preemptive right, priority negotiation or refusal right or transfer restrictions in favor of any person; (d) any unfavorable claims relating to ownership, possession or use; encumbrance also includes agreements or arrangements relating to the above.

“RMB”	the legal currency of China.

“Person”

should be interpreted as broadly as possible and should include individuals, partnerships (including but not limited to limited partnerships), companies, associated enterprises, joint stock limited companies, limited liability companies, trusts, joint ventures or cooperative enterprises (including Sino-foreign joint ventures and Sino-foreign cooperative enterprise), non-corporate organizations and government agencies.

“Applicable Laws”

for the purpose of any person, any constitution, treaty, statute, laws, regulations, decrees, guidelines, rules, judgments, common law rules, orders, edicts, rulings, injunctions, government approvals, approvals, grants, licenses, permits, consents, instructions, requirements that apply to such person or any property or business thereof, whether it is effective on or after the date of this Agreement or revised from time to time or re-enacted, or other government restrictions of any government agency or any similar government decrees, or decisions made by it, or relevant provisions relating to the interpretation and implementation of any of the foregoing.

“Taxes”

Any and all taxes payable (including but not limited to any income tax, business tax, stamp duty or other taxes, duties, charges, fees, deductions, fines or withholding taxes imposed, collected or apportioned). “Tax revenue” should also be interpreted accordingly.

“Litigation”	Any litigation, prosecution, legal procedure, claim, arbitration or investigation.

“Loss”

All direct or indirect losses, liabilities, damages, deficiencies, value impairments, litigation, debts, responsibilities, benefits, interests, fines, fees, judgments or reconciliations of any nature or kind, including all related costs and expenses, including but not limited to reasonable lawyer fees and expenses, litigation fees, arbitration fees, reconciliation fees and investigation fees of any kind or nature, whether it is legal or equitable, known or unknown, foreseeable or unforeseeable.

“Knowledge”

When a person “knows”, it means such person actually knows. It should be knowledge acquired after proper consultation and due diligence that should be conducted by such person as a prudent business person in managing its business. These investigations include appropriate consultation with such person and the management, directors, key employees and professional consultants (including lawyers, accountants and consultants) of its related parties.

“Business Day”	any day when China’s banks usually operate public-facing business (except for Saturdays, Sundays and statutory holidays in China).

“Articles of Association”	Articles of Association of Beijing Pinxin Media Culture Co., Ltd. with the same format and content as Appendix II of this Agreement.

“Confidential Information”	has the meaning as specified in Article 8.1 of this Agreement

“Government Authority”

any government or its political branch, whether at the federal, central, state, provincial, municipal, or local level, and regardless of administrative, legislative, or judicial nature, including any representative office, authority, council, bureau, committee, court, department, or other institutions.

“Intellectual Property Assets”

all patents, patent applications, registered trademarks, service trademarks, trademark applications, unregistered logos, trade names, registered designs, unregistered design rights, domain names, copyrights, copyright registrations and applications, and all other related rights, inventions, utility models, appearance design, database and all related rights, all computer software including all source code, object code, firmware, development tools, files, records and data, including all storage media for any of the above contents, formulation, design, commercial secrets, confidentialities, proprietary information, proprietary rights, know-how and procedures, and all documents relating to any of the above contents.

“Material Adverse Effect”

material adverse effect on the condition (financial condition or other) of a particular person, the assets associated with it, the results of operations or prospects, or its business (currently or intended to be carried out).

“China”	the People’s Republic of China, but for the purposes of this Agreement, not including the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan.

“Main Business”	Internet commercial media.

“Dispute”	has the meaning as specified in Article 11.4.1 of this Agreement

“Arbitration Commission”	has the meaning as specified in Article 11.4.2 of this Agreement

1.2                               Interpretation. The term “this Agreement” means all of this Agreement and is not a clause, appendix, attachment or other part of this Agreement. Terms, appendices or attachments expressed in this Agreement shall be the corresponding terms, appendices or attachments in this Agreement, unless they are inconsistent with the subject matter or context.

1.3                               Headings. The headings of the terms are for convenience only and shall not affect the interpretation of this Agreement.

1.4                               References. References to the Chinese law in this Agreement shall include any laws, regulations, legally binding policies or other supporting legislation in the region. References to the law shall include versions that have been revised or changed from time to time. References to this Agreement or any contract shall be construed as including the relevant contract that may be amended, supplemented, altered or updated.

1.5                               Appendix and attachment. The appendices and annexes to this Agreement constitute an integral part of this Agreement and have the same legal effect as this Agreement.

2.                                      Pre-delivery action

2.1                               Asset transfer. The Founder, the Controlling Shareholder and the Company promise that before the delivery, the Founder, the Controlling Shareholder and its related parties shall sign a transfer agreement with the Company to transfer all assets related to the Company’s main business (hereinafter referred to as “the assets to be transferred”, see Appendix II of this Agreement for the specific list of such assets to be transferred) to the Company or grant such assets to the Company free of charge, and transfer a series of documents, materials, files and information related to the assets to be transferred to the Company free of charge and register them under the Company’s name (“asset transfer”) or grant such documents to the Company for use free of charge. The obligations of the Founder, the Controlling Shareholder and the Company under Article 2.1 shall be deemed to have been fulfilled only after written confirmation by Investors.

2.2                    Reorganization before delivery. The Founder, the Controlling Shareholder and the Company promise that before delivery, the Controlling Shareholder shall adjust the Company’s shareholding structure by transferring equity to Tianjin Zhanggongzi Technology Partnership (Limited Partnership) (hereinafter referred to as “Employee Shareholding Platform”) (“reorganization before delivery”). After the completion of the reorganization before delivery, the Company’s shareholding structure registered with the Industrial and Commercial Administration shall be changed to:

No.	Shareholder name	Holding registered capital (RMB)	Shareholding ratio
1	Controlling Shareholder	8,000,000	80.00%
2	Employee Shareholding Platform	2,000,000	20.00%
Total		10,000,000	100.00%

3.                           Capital Increase

3.1                    Capital Increase.

3.1.1          For meeting the terms and conditions of this Agreement and other Capital Increase Transaction Documents, the parties agree that in the Capital Increase, Investors shall invest a total of RMB Forty-two Million (RMB42,000,000) (hereinafter referred to as “the Proceeds from Capital Increase Subscription”) to the Company, and subscribe for the Company’s Newly Registered Capital of RMB Three Hundred and Fifty Thousand (RMB350,000) (hereinafter referred to as “Newly Registered Capital”). The Company’s registered capital shall increase from RMB Ten Million (RMB10,000,000) to RMB Ten Million Three Hundred and Fifty Thousand (RMB10,350,000). Among them, Gobi Yinghe shall invest RMB Twenty-eight Million (RMB28,000,000) (hereinafter referred to as “Proceeds from Capital Increase Subscription of Gobi Yinghe”) to subscribe for the Company’s Newly Registered Capital of RMB Two Hundred Thirty Three Thousand Three Hundred and Thirty Four (RMB233,334) (hereinafter referred to as “Newly Registered Capital of Gobi Yinghe”); Gobi Oasis shall invest RMB Four Million (RMB4,000,000) (hereinafter referred to as “Proceeds from Capital Increase Subscription of Gobi Oasis”) to subscribe for the Company’s Newly Registered Capital of RMB Thirty Three Thousand Three Hundred and Thirty Three (RMB33,333) (hereinafter referred to as “Newly Registered Capital of Gobi Oasis”); Xiaodu Investment shall invest RMB Ten Million (RMB10,000,000) (hereinafter referred to as “Proceeds from Capital Increase Subscription of Xiaodu Investment”) to subscribe for the Company’s Newly Registered Capital of RMB Eighty-three Thousand Three Hundred and Thirty Three (RMB83,333) (hereinafter referred to as “Newly Registered Capital of Xiaodu Investment”). The subscription price of every RMB1 of the Newly Registered Capital subscribed by Investors shall be RMB One Hundred and Twenty (RMB120) (hereinafter referred to as “Capital Increase Subscription Price”). The parties agree that the premium portion of the Proceeds from Capital Increase Subscription paid by Investors is RMB Forty-one Million Six Hundred and Fifty Thousand (RMB41,650,000) (that is, the difference between the Proceeds from Capital Increase Subscription and the Newly Registered Capital) shall be included in the Company’s capital reserve.

3.1.2 The proportion of equity interest after the Capital Increase is completed. After the completion of the Capital Increase mentioned in the above Article 3.1.1, the Company’s shareholders and capital contribution ratio shall be listed as follows:

No.	Shareholder name	Holding registered capital (RMB)	Shareholding ratio
1	Controlling Shareholder	8,000,000	77.30%
2	Employee Shareholding Platform	2,000,000	19.32%
3	Gobi Yinghe	233,334	2.25%
4	Xiaodu Investment	83,333	0.81%
5	Gobi Oasis	33,333	0.32%
Total		10,350,000	100.00%

3.2                    Agree and waive. The Controlling Shareholder (and the Founder and Controlling Shareholder ensure that the Employee Shareholding Platform) agrees and approves the Capital Increase and Investors” subscription for the Newly Registered Capital, and waives the pre-emptive right to the above Newly Registered Capital.

3.3                    Payment time of the Proceeds from Capital Increase Subscription. The parties agree that the Investors shall respectively pay the corresponding Proceeds from Capital Increase Subscription to the Company in full on the Delivery Date. On the day when the Investors respectively pay the Proceeds from Capital Increase Subscription in full, the Company shall immediately record the Investors and the number and proportion of the shares of the Company held by Investors in the Company’s shareholder register, and issue the capital contribution certificates with official seal of the Company signed by the legal representative of the Company to the Investors. From the Delivery Date, the Investors shall be entitled to the rights of the Company’s shareholders (including but not limited to the right of obtaining the Company’s undistributed profits) in accordance with this Agreement and the Shareholder Agreement.

3.4                    Business license update. Within ten (10) business days after the Investors paid the Company the full amount of the Proceeds from Capital Increase Subscription, the Company shall apply to the Industrial and Commercial Administration for the registration of changes in the relevant registration matters of the enterprise due to the Capital Increase (including the filing of the new shareholders of the Company, the Articles of Association and the new members of the Company’s board of directors) and the update of the business license to reflect that the Investors have paid for the Company’s Newly Registered Capital in accordance with this Agreement and became the Company’s shareholder; the Controlling Shareholder (and the Founder and the Controlling Shareholder ensure that the Employee Shareholding Platform) shall take all necessary actions and sign all necessary documents to assist the Company in completing the registration of changes for this Capital Increase.

3.5                    Subscription by other Investor. The parties confirm and agree to accept the investment of no more than RMB Twenty Million (RMB20,000,000) from Hangzhou Jincun Investment Management Partnership (Limited Partnership) in the Company before October 31, 2017 based on the Capital Increase Subscription Price. In order to avoid objections, the parties confirm that the priority rights of the Company’s Newly Registered Capital subscribed by Hangzhou Jincun Investment Management Partnership (Limited Partnership) shall not take precedence over the Investors. At that time, the shareholders of the Company shall cooperate in signing legal documents (including but not limited to the new shareholder agreement, the new Articles of Association, Letter of Commitment for the Waiver of the Subscription Rights, resolution of the shareholders” meeting, etc.) with format and content that are satisfactory to the Investors to realize the subscription of the Newly Registered Capital of the Company by Hangzhou Jincun Investment Management Partnership (Limited Partnership).

4.                           Delivery

4.1                    Delivery conditions. The obligation of investor to pay the Proceeds from Capital Increase Subscription in accordance with Articles 3.1.1 and 3.3 of this Agreement (hereinafter referred to as “Delivery”) shall have the prerequisites of the following events being satisfied, unless the Investors waive in writing. Delivery shall be made by the remote exchange of documents and signatures on the date agreed by the parties within ten (10) business days after the following prerequisite conditions are met or waived in writing, or such other date and time as agreed by the parties in writing (hereinafter referred to as the “Delivery Date”):

4.1.1       Due diligence. The Investors have completed and passed due diligence (including but not limited to commercial due diligence, legal due diligence, and financial due diligence) on the Group Company, and the results of due diligence are satisfactory to the Investors; the Founder, the Controlling Shareholder and the Company should try their best to cooperate with the Investors in the above-mentioned due diligence, including but not limited to arranging customer meetings, providing relevant contracts, as well as legal documents and financial information of the Group Company; the Founder, the Controlling Shareholder and the Company have fully, truthfully and completely disclosed to the Investors in writing the assets, liabilities, equity, external guarantees of the Group Company and all information related to this Capital Increase.

4.1.2          Representations and warranties. The representations and warranties made by the Founder, the Controlling Shareholder and the Company in Appendix III to this Agreement are true, accurate and not misleading in all material respects on the Delivery Date; however, if a representation and warranty clearly refers to the condition on an earlier date before the delivery date, the statement and warranty shall be true, accurate and not misleading as of that earlier date.

4.1.3          Performance of obligations. The Founder, the Controlling Shareholder, the Employee Shareholding Platform and the Company have properly performed and complied with all the stipulations, obligations and conditions contained in this Agreement and the Capital Increase Transaction Document that are required to be fulfilled or complied with during or prior to the Delivery.

4.1.4          Approval, consent and waiver. The Founder, the Controlling Shareholder, the Employee Shareholding Platform and the Company have obtained all the approvals, consents and waivers required to complete the Capital Increase, including but not limited to the waiver of the corresponding pre-emption right by the Controlling Shareholder and the Employee Shareholding Platform, and all licenses, authorizations, approvals, filings, or consents (other than business registration) of any Government Authorities or regulatory agencies or other persons (if any).

4.1.5          No material adverse effects. From the date of signing this Agreement to the delivery date, the Group Company has not encountered any material adverse effect events.

4.1.6          Key employee contracts. The Company’s key employees (see Appendix V of this Agreement for the list of key employees) have signed employment agreements with the Company in a form and content that are satisfactory to the Investors, as well as confidentiality agreements, business strife limitation agreements and non-compete agreements.

4.1.7          Action before delivery. Upon confirmation by the Investors, the Founder, the Controlling Shareholder and the Company have completed the asset transfer and Reorganization Before Delivery in accordance with the provisions of Article 2 of this Agreement.

4.1.8       Signing of the Capital Increase Transaction Document. The Founder, the Controlling Shareholder, the Employee Shareholding Platform, the Investors and/or the Company shall have signed the Capital Increase Agreement, the Shareholders Agreement and the Articles of Association for the purpose of this Capital Increase and all other supporting documents required by applicable law (hereinafter referred to as “Capital Increase Transaction Document”). If the Industrial and Commercial Administration requests to submit a Capital Increase Agreement related to this Capital Increase, the Controlling Shareholder, Employee Shareholding Platform, the Company and/or the Investor shall sign a Capital Increase Agreement of the simplified version confirmed by the parties. When the Capital Increase Transaction Document is submitted to the relevant Government Authority for registration, if any Government Authority requests to amend any terms of any Capital Increase Transaction Document, the Founder, Controlling Shareholder, Employee Shareholding Platform, Investors and the Company shall immediately negotiate to determine whether to make the requested amendment. No amendment shall have legal effect without the written consent of the Founder, the Controlling Shareholder, the Employee Shareholding Platform, the Investors and the Company.

4.1.9          Future business plans are recognized by Investors. The Founder, the Controlling Shareholder and/or the Company should have submitted to the Investors the detailed research and development plan, promotion plan (hereinafter collectively referred to as “business plan”) and the Company’s budget plan for the next twelve (12) months after the completion of this Capital Increase. And the above business plan should have been approved by Investors.

4.1.10   Composition of the board of directors. The Company should have set up a board of directors so that at the time of delivery, the board of directors is composed of two (2) directors appointed by the Controlling Shareholder and one (1) director jointly appointed by Gobi Yinghe and Gobi Oasis. Xiaodu Investment has the right to appoint one (1) board observer.

4.1.11   Authorized use of intellectual property assets. The Controlling Shareholder and its related parties should have signed an authorization use agreement with the format and content that are satisfactory to Investors with the Company to license the intellectual property assets related to the Company’s main business, such as the “36Kr” trademark, the “36氪” trademark, and the “36Kr” trade name to the Company for use free of charge.

4.1.12   Transfer of assets. The Controlling Shareholder should have transferred the 36Kr.com domain name, 36Kr Weibo official account, 36Kr Alipay account and 36Kr WeChat Pay account to the Company and register them under the Company’s name free of charge.

4.1.13   Approved by Investors” Investment Committee. The Investors” Capital Increase to the Company has been approved by their respective investment committees or similar organizations.

4.1.14   Delivery certificate. The Founder, the Controlling Shareholder and the Company should have delivered a formally signed delivery certificate to the Investors to prove that all delivery conditions set forth in Article 4.1 herein have been satisfied.

4.2                    Delivery conditions of the Company, the Controlling Shareholder and the Founder. The obligations of the Company, the Controlling Shareholder and the Founder on the delivery date shall depend on the satisfaction of the following prerequisites on or before the delivery date, unless otherwise the Company, the Controlling Shareholder and the Founder waive in writing:

4.2.1          Representations and warranties. The representations and warranties made by Investors under this Agreement are true and accurate in all material respects on the delivery date; however, if a statement and warranty clearly refer to the condition on an earlier date before the delivery date, the statement and warranty shall be true as of that earlier date.

4.2.2          Performance of obligations. The Investors have properly performed and complied with all the stipulations, obligations and conditions contained in this Agreement that are required to be fulfilled or complied with on or before the Delivery Date.

4.3                    Separate Delivery. Any Investor may choose to conduct the delivery separately.

5.                           Representations and warranties

5.1                    Representations and warranties of the Company, the Controlling Shareholder and the Founder. The Company, the Controlling Shareholder and the Founder respectively state and guarantee to the Investors that:

5.1.1          In addition to the disclosures in Appendix IV to this Agreement (hereinafter referred to as the “Disclosure List”, such Disclosure List shall be deemed as modification and restriction of the representations and warranties stipulated in Appendix III to this Agreement), the representations and warranties stipulated in Appendix III to this Agreement are true, accurate and not misleading on the date of signature of this Agreement and will be true, accurate and not misleading on the Delivery Date (except for representations and warranties specific to a particular date, and in such circumstances, such representations and warranties shall be true, accurate and not misleading at such dates).

5.1.2          Enforceability. Upon signing of this Agreement and delivery, it shall constitute its legal, valid and binding obligations and enforceability in accordance with its respective terms, unless it is subject to the following restrictions: (a) applicable bankruptcy, insolvency, restructuring or other general applicable laws relating to or affecting the exercise of the rights of creditors; and (b) the applicable results of legal remedies.

5.2                    Investor’s representations and warranties. Investors hereby states and warrants to the other parties, severally but not jointly, that the following representations and warranties are true, accurate and not misleading on the date of signing this Agreement and will also be true, accurate and not misleading on the Delivery Date:

5.2.1          Establishment according to law. Investors are formally established and validly existing in accordance with the laws of their respective place of registration.

5.2.2          Authorization. The Investors have all the necessary powers, authorizations and capabilities to enter into this Agreement and the Capital Increase Transaction Document formulated under this Agreement and to perform its obligations under this Agreement and the Capital Increase Transaction Document formulated under this Agreement. This Agreement and the Capital Increase Transaction Document formulated under this Agreement shall constitute valid and binding obligations for the Investors after this Agreement and the Capital Increase Transaction Document formulated under this Agreement have been signed by the Investors and delivered (but for the document which becomes effective only after approval by the relevant government agency, when the approval is received), and are enforceable to the Investors in accordance with the terms thereof, unless they are subject to the following restrictions: (a) applicable bankruptcy, insolvency, reorganization or other generally applicable laws relating to or affecting the exercise of the rights of creditors; and (b) the applicable results of legal remedies.

6.                           Undertakings

6.1                    The Company, the Controlling Shareholder and the Founder respectively make the following undertakings to the Investors:

6.1.1          Use of Proceeds from Capital Increase Subscription. Ensure that the Proceeds from Capital Increase Subscription are used to execute the business plan of the Company agreed by the Company and the Investors, and shall not be used for any other purpose other than the Company’s main business, in particular, the Proceeds from Capital Increase Subscription shall not be used to repay the Company’s borrowings (including but not limited to the Controlling Shareholder’s total borrowings of RMB Six Million Five Hundred Twenty-one Thousand Two Hundred and Sixty (RMB6,521,260) to the Company based on the Loan Agreement signed on May 8, 2017 and June 5, 2017.

6.1.2          Contribution of registered capital. Ensure that the Controlling Shareholder and the Employee Shareholding Platform shall pay for their subscribed registered capital in full and on time in accordance with the provisions of the Articles of Association.

6.1.3          Prohibition of non-main business. Ensure that the Group Company only engages in the main business. Unless otherwise approved by the majority of Investors in writing, the Group Company shall not engage in any other business other than the main business.

6.1.4          Dedication and non-compete undertaking. The Founder and the Controlling Shareholder shall ensure that the key employees listed in Appendix V of this Agreement are fully committed to the overall management and operation of the Group Company (unless the Board expressly dismisses their duties) and shall not engage in any business operation that is not related to the business of the Group Company; and the Founder, the Controlling Shareholder and its related parties or interested parties shall not, directly or indirectly in any form, alone or together with any other person or through any other person, engage in any business that competes or is related to the business of the Group Company, or is associated with or having an interest in such business, before an earlier date between the date the Company completes the qualified IPO and the Investors withdraw from the Company.

6.1.5          Non-soliciting. Neither the Founder nor the Controlling Shareholder shall persuade or encourage any employee of the Group Company to accept other employment, or to recruit any employee of the Group Company in other ways; or to provide any form of consultation, guidance, counsel, assistance or funding to any person engaged in a business that competes with the business of the Group Company.

6.1.6          Non-encumbrance. Unless approved in writing by Investors, the Company shall ensure that the Group Company continues to have good and negotiable title to its property and assets and shall not place any encumbrances on any of its property and assets. For the property and assets leased, the Company shall ensure that the Group Company complies with the lease contract as a party, and the Company shall ensure that the Group Company has and maintains a valid leasing interest in the property and assets.

6.1.7          Obtaining the qualification certificate. The Company shall, within six (6) months after the Delivery Date, make every reasonable and necessary effort to obtain the qualification certificates required for engaging in the main business in accordance with the laws of China, including but not limited to the value-added telecommunications business license (ICP certificate).

6.1.8          Transfer of the WeChat account. The Controlling Shareholder shall transfer the 36Kr WeChat official account (WeChat account: wow36kr) and all articles, material libraries, historical messages, and following users under the WeChat account to the Company within three (3) months after delivery.

6.1.9          Protection of intellectual property assets. The Company, the Controlling Shareholder and the Founder shall continue to take all reasonable measures to protect the intellectual property assets owned by the Group Company, including but not limited to carry out the registration, filing, and application procedures for intellectual property rights such as trademarks, trade names, domain names, copyrights, computer software copyrights, utility models, appearance design and patents related to the main business.

6.1.10   Investor information protection. Without the prior written consent of the Investors and regardless of whether the Investors directly or indirectly hold the equity interests or shares of the Group Company, the Company, the Controlling Shareholder and the Founder shall not and shall ensure that the Group Company shall not use, print or reproduce the names of the Investors or any of its related parties (including but not limited to “戈壁”, “Gobi”), the logos and designs associated with the above brands (including but not limited to “Gobi” patterns or any similar company name, trade name, trademark, product or service name, domain name, graphical mark, logo, identification or a specific description that enables a third party to identify Gobi Yinghe or any of its related parties) or a trademark or a similar or resembling name, logo or trademark in any of its marketing, advertising or promotional materials or for the marketing, advertising or promotional purposes or in any other manner (including but not limited to standalone or in combination).

6.1.11   Further assurance. Prior to the Delivery Date, the Company, the Controlling Shareholder and the Founder shall jointly and severally (a) cooperate with the Investors to provide all due diligence information required by the Investors; (b) take all necessary or appropriate actions and other measures to complete the transactions under this Agreement, including facilitating the satisfaction of the prerequisite conditions of delivery set forth in Article 4 of this Agreement as soon as possible where practicable; and (c) sign and submit other agreements, certifications, instruments and documents that are necessary for the terms and objectives of this Agreement to enter into effect, and take or procure to take all actions to achieve such purposes.

6.1.12   Additional guarantees. Except as required by this Agreement, the Company shall not pass resolutions of shareholder meeting or board of directors on the matters listed in Article 9.1 and Articles 10.3(1)-(17) of the Shareholders Agreement without the prior written consent of the Investors prior to the delivery date. However, the Group Company may operate their respective businesses in the same way as in the past, and can pass resolutions and sign contracts during normal business operations.

6.1.13   Compliance. At any time from the Delivery Date, the Company shall make every reasonable business effort to ensure that all actions of the Company and the Group Company are in compliance with all applicable laws and maintain that any and all major permits and licenses are legal, valid and fully effective unless otherwise agreed in writing by the Investors.

6.1.14   Exclusive period. The Company, the Controlling Shareholder and the Founder agree that without the prior written consent of the Investors, during the period from the date of signing of this Agreement to an earlier date between (a) the Delivery Date and (b) when this Agreement is terminated, the Company, the Controlling Shareholder and the Founder or any of their related person shall not:

(1)                                 solicit, initiate, encourage or accept any of the following proposals or offers from any person: (a) any investment in the Group Company; (b) any acquisition of all or any part of the equity interests or assets of the Group Company; (c) acquisition, merger or other form of business combination of the Group Company or its main business; or (d) any capital restructuring, asset restructuring or other abnormal business transaction involving the Group Company or related to the Group Company; or

(2)                                 To sign any agreement, memorandum, letter of intent or similar legal document on the above matters, participate in any discussion, negotiation and other forms of exchanges, or to provide other persons with information related to the above matters, or to cooperate or assist with, or participate in, facilitate or encourage the effort or attempt made by any other person to attempt to carry out the above matters in any way.

The Company, the Controlling Shareholder and the Founder agree that, during the period from the date of signing of this Agreement to the earlier date between (a) the Delivery Date and (b) when this Agreement is terminated, the Company, the Controlling Shareholder and the Founder shall immediately cease or ensure any other related person to cease all existing discussions, conversations, negotiations and other forms of exchanges with any other person so far on the above matters; if any person puts forth any such proposal or offer, or any person has made any attempt or other contact, the Company, the Controlling Shareholder and the Founder shall immediately notify the Investors and shall, in the notification sent to the Investors, state clear in a reasonable detailed manner the identity of the person making the proposal, offer, attempt or contact, and the terms and conditions of such proposal, offer, attempt or other contact.

7.                           Compensation

7.1                    The representations and warranties in Articles 5 of this Agreement and Appendix III and the undertakings in Article 6 of this Agreement shall continue to be in effect after the Delivery Date.

7.2                    The Controlling Shareholder shall compensate other parties for all losses, directly or indirectly, arising out of, in connection with, in relation to, or generated in association with its violation of the statements, warranties, undertakings or agreements made in this Agreement and the Capital Increase Transaction Document, defend for them and protect them from damage.

7.3                    The Company and the Founder shall jointly and severally compensate other parties for all losses, directly or indirectly, arising out of, in connection with, in relation to, or generated in association with their violation of the statements, warranties, undertakings or agreements by the Company, the Controlling Shareholder, the Employee Shareholding Platform and the Founder made in this Agreement and the Capital Increase Transaction Document, defend for them and protect them from damage.

7.4                    Any Investor shall compensate other parties for all losses, directly or indirectly, arising out of, in connection with, in relation to, or generated in association with its violation of the statements, warranties, undertakings or Agreements by such investor made in this Agreement and the Capital Increase Transaction Document, defend for them and protect them from damage.

7.5                    Investors shall not be liable for any loss, liability, responsibility, obligation or debt (whether of contractual nature or otherwise), any taxes or any other matter of the Company arising out of or related to the events prior to the Delivery Date, except for those attributable to the Investors.

7.6                    The Founder agrees, notwithstanding the foregoing and unless otherwise disclosed in the disclosure list in Appendix IV to this Agreement, to be liable for any loss, liability, responsibility, obligation or debt (whether of contractual nature or otherwise), any taxes or any other matter of the Company arising out of or related to the events prior to the delivery date (except for those attributable to the Investors). The Founder shall first pay for or bear such loss, liability, obligation, debt, taxes or responsibility with its own funds and shall prevent the Company from paying for or bearing such loss, liability, obligation, debt, taxes or responsibility. If the Company actually pays for or bears such loss, liability, obligation, debt, taxes or responsibility, the Founder shall promptly compensate the Company for the amount incurred at the request of the Company or the Investors.

8.                           Confidentiality and prohibition of disclosure

8.1                    Confidentiality. From the date of signing this Agreement, unless the parties unanimously agree otherwise, each party shall keep and procure each person controlled by such party to keep confidentiality of the terms, conditions and existence of this Agreement and any Capital Increase Transaction Document under this Agreement, the identity of each party, and any other non-public information (hereinafter collectively referred to as “confidential information”) received from the other party or prepared by such party and only in connection with this Agreement or the aforementioned documents; however, any party may disclose confidential information or allow the disclosure of confidential information in the following circumstances: (a) to the extent required by applicable law or any rules of the stock exchange; but such party shall, to the practicable extent permitted by applicable laws, immediately notify the other parties of the fact in writing and (with the cooperation and reasonable efforts of the other parties) take all reasonable efforts to seek protective orders, confidential treatment or other appropriate remedies; in such cases, such party shall only provide the part of the confidential information that is legally required to be disclosed, and every reasonable effort should be made to keep confidentiality of such confidential information within the scope of reasonable request of any other parties; (b) in order to fulfill its obligations related to this Agreement, disclose to its managers, directors, employees, investors, partners, shareholders and professional consultants in the circumstances that must be known, as long as such party informs each person who obtains any confidential information disclosed of the confidential nature of such confidential information, and such person commits to comply with the same confidentiality obligations as such party regarding the confidential information. For the avoidance of doubt, the Confidential Information does not include the following information: (i) information that the recipient has legally obtained prior to the disclosure by the disclosing party, and (ii) information known to the public through disclosure not due to the recipient’s violation of Article 8 of this Agreement; or (iii) information legally obtained by the recipient from a third party, and the recipient is not aware of the violation of any legal or contractual obligations over the non-disclosure of the information by the third party.

8.2                    Information release. Without the prior written consent of the parties, the parties shall not release any information on this Agreement and any Capital Increase Transaction Document and this Capital Increase through press conferences, conferences, advertisements, announcements, professional or industry publications, marketing materials or otherwise.

9.                           Termination

9.1                    Termination of the Agreement. Subject to other terms of this Agreement, this Agreement and the transactions under this Agreement shall terminate upon the joint written consent of the Company, the Controlling Shareholder, the Founder, and the Investors. If the delivery is not completed within forty-five (45) business days from the date of signing this Agreement due to the reason of the Company, the Founder, the Controlling Shareholder, the Employee Shareholding Platform and the Founder (rather than due to the reason of the Government Authority’s inaction, force majeure, Investors or other similar reasons), or the Company, the Controlling Shareholder and/or the Founder have a material breach of contract under this Agreement or the Shareholder Agreement, the Investors shall have the right to unilaterally terminate this Agreement after separately giving written notice to other parties, thereby this Agreement shall terminate immediately upon the Investors” written notice to the other parties, except for compensation liability borne by the Controlling Shareholder, the Founder and/or the Company as stipulated in Article 7 of this Agreement. If the delivery is not completed within forty-five (45) business days from the date of signing this Agreement due to the reason of the Investors (rather than due to the reason of the Government Authority’s inaction, force majeure, the Company, and/or the Controlling Shareholder, the Founder, the Employee Shareholding Platform or other similar reasons), the Company (and the Company has the right to act on behalf of the Controlling Shareholder and the Founder) shall have the right to unilaterally terminate this Agreement after giving written notice to the Investors, thereby this Agreement shall terminate immediately upon the Company’s written notice to the Investors, except for compensation liability borne by the Investors as stipulated in Article 7 of this Agreement.

9.2                    Effect of termination. If this Agreement is terminated in accordance with Article 9.1 above, this Agreement shall immediately be invalid and cease to be effective. In order to avoid ambiguity, if the Investors terminate this Agreement unilaterally in accordance with Article 9.1 above, the Investors shall not be liable for the unilateral termination of this Agreement. At the same time, if the Company terminates this Agreement unilaterally in accordance with Article 9.1 above, the Company, the Controlling Shareholder and the Founder shall not be liable for the unilateral termination of this Agreement.

9.3                    Continue to be effective. Regardless of the contrary regulations of any provision, the provisions of Article 8 (Confidentiality and Prohibition of Disclosure), Article 9 (Termination), Article 10 (Cancellation of the Agreement), Article 11.3 (Applicable Laws), and Article 11.4 (Dispute Resolution) shall continue to be valid after the expiration of the term or termination of this Agreement.

10.                    Cancellation of the Agreement

10.1             Cancellation of the Agreement. This Agreement may be cancelled when:

10.1.1   The parties to this Agreement agree to terminate this Agreement in writing;

10.1.2   Any party to this Agreement may cancel this Agreement by giving notice in writing to the other parties of this Agreement at least ten (10) business days in advance in the following circumstances:

(1)                                 The statements or warranties in this Agreement of any party to this Agreement are materially untrue, inaccurate or significantly omitted when the statements or warranties are made or on the Delivery Date;

(2)                                 Any party to this Agreement fails to fulfill the commitments, undertakings and obligations under this Agreement in accordance with the provisions of this Agreement, and fails to take effective remedial measures within thirty (30) days after the written demand of the other parties in this Agreement.

10.2             Effect of the cancellation of the Agreement.

10.2.1   After this Agreement is cancelled in accordance with the provisions of Article 10.1 above, this Agreement shall immediately become invalid.

10.2.2   After the cancellation of this Agreement, the parties to this Agreement shall return the considerations received under this Agreement from other parties in accordance with the principles of fairness, reasonableness, and good faith, and make the best attempt to restore the status of this Agreement before signing.

10.2.3   After the cancellation of this Agreement, all rights and obligations of the parties under this Agreement shall be terminated, except for the compensation liability borne by the Founder, the Controlling Shareholder, the Company and/or Investors as stipulated in Article 7 of this Agreement.

10.3             Continue to be effective. Regardless of the contrary regulations of any provision, the provisions of Article 8 (Confidentiality and Prohibition of Disclosure), Article 9 (Termination), Article 10 (Cancellation of the Agreement), Article 11.3 (Applicable Laws), and Article 11.4 (Dispute Resolution) shall continue to be valid after the cancellation of this Agreement.

11.                    Other provisions

11.1             Binding; transfer. Neither party shall transfer any of its rights and/or obligations under this Agreement without the prior written consent of other parties; however, the Investors shall have the right to transfer its rights, interests and obligations under this Agreement to its related parties without the consent of other parties. This Agreement shall be binding on and beneficial to the successors, inheritors, executors, administrators, and assignees of the parties to this Agreement.

11.2             Fees. The parties shall respectively bear any taxes incurred by entering into and performance of this Agreement in accordance with the provisions of the laws of China. The parties agree that if the delivery under this Agreement has been completed, or fails to complete due to the reason of the Company or the Controlling Shareholder, the Company shall compensate the Investors no more than RMB Four Hundred Thousand (RMB400,000), to offset costs and expenses borne by the Investors incurred in this transaction. If the delivery under this Agreement fails to complete for reasons not attributable to any party, all costs incurred by the parties in preparing, entering into and performing this Agreement shall be respectively borne by the parties.

11.3             Applicable laws. This Agreement is governed by and construed in accordance with the law of China in all respects.

11.4             Dispute resolution.

11.4.1   Any dispute, contradiction or claims (each referred to as a “dispute”) arising out of or relating to this Agreement, or the interpretation, breach of contract, termination or validity of this Agreement shall first be resolved through negotiation by the parties to the dispute. The negotiation shall commence immediately upon the written notice requesting negotiation from any party to other parties to the dispute.

11.4.2   If the dispute is not resolved within fifteen (15) days from the date of the notice, any party to the dispute may submit the dispute to the China International Economic and Trade Arbitration Commission (hereinafter referred to as the “Arbitration Commission”) for arbitration application.

11.4.3   Arbitration shall be conducted by the Arbitration Commission in Beijing. The arbitral tribunal shall consist of three (3) arbitrators. The applicant shall select one (1) arbitrator, and the opposing party shall jointly select one (1) arbitrator. The two (2) arbitrators shall jointly select the third arbitrator as the chief arbitrator of the arbitral tribunal; if any member of the arbitral tribunal fails to be appointed within fifteen (15) days after the date of receipt of the arbitration notice issued by the Arbitration Commission, the relevant arbitrator shall be appointed by the director of the Arbitration Commission.

11.4.4   The arbitration proceedings shall be conducted in Chinese. The arbitral tribunal shall conduct arbitration in accordance with the arbitration rules enforced by the Arbitration Commission at the time of arbitration. However, in case of any contradiction between the rules and the provisions of Article 11.4 of this Agreement, including the provisions on the appointment of arbitrators, the provisions of Article 11.4 of this Agreement shall prevail.

11.4.5   The arbitrator shall resolve any disputes submitted by the parties in strict accordance with the substantive law of China; however, if the laws promulgated by China have no provision on a certain issue, the international legal principles and practices shall apply.

11.4.6   Any party to the arbitration shall cooperate with the other parties to the arbitration. Unless being subject to the confidentiality obligations of the party, the party shall fully disclose and allow the other party to fully access all information and documents required by the other party in connection with the arbitration proceedings.

11.4.7   Unless otherwise ruled by the arbitral tribunal, the arbitration fee shall be borne by the losing party.

11.4.8   In the event of any dispute and arbitration of the dispute, in addition to the dispute, the parties shall continue to perform their respective obligations under this Agreement and shall have the right to exercise their rights under this Agreement.

11.4.9   The arbitral tribunal’s decision shall be final and binding on the parties, and the winning party may apply to the competent court for the enforcement of the award.

11.4.10 Before the formation of the arbitral tribunal, each party has the right to apply for temporary injunctive relief from any competent court.

11.4.11 In the course of hearing the dispute by the arbitral tribunal, this Agreement shall continue to be performed except for the part that is under dispute and subject to arbitration.

11.5             Entire Agreement. This Agreement and the other Capital Increase Transaction Documents and its related appendices and schedules to be signed under this Agreement constitute the entire understanding and agreements between the parties on the subject matter under this Agreement and supersede all previous written or verbal understanding or agreements on the subject matter related to this Agreement.

11.6             Notice. Except as otherwise provided in this Agreement, all notices, requests, waivers or other communications made under this Agreement shall be in writing and shall be deemed formally served in the following circumstances: (a) when it is delivered by a person and the notified person signs for receipt, or the notice is retained at the address listed in Appendix VI to this Agreement, or the notified party refuses to accept it; (b) when the fax is confirmed to be received without any error if it is delivered by fax to the number listed in Appendix VI to this Agreement. (c) within five (5) business days after being sent by airmail or registered mail (request for receipt, postage prepaid, address as listed in Appendix VI to this Agreement); or (d) within three (3) business days after mailing through overnight express service (postage prepaid, sent to the address listed in Appendix VI to this Agreement and guaranteed delivery on the next business day), provided that the sending party obtains a delivery confirmation from the delivery agency;

To deliver the communications under this Agreement in any of the above ways, the sending party shall immediately send each communication of the notice under this Agreement to the sending object by e-mail (email address as listed in Appendix VI to this Agreement) or by telephone at the same time. However, failure to do so does not affect the effectiveness of such communications. A party may, for the purposes of Article 11.6, change or supplement the address set out in Appendix VI, or designate additional addresses, by giving written notice to other parties in the manner described above.

11.7             Modification and waiver. Any terms of this Agreement shall only be modified with the written consent of the parties. Any modification or waiver that is in force under Article 11.7 of this Agreement shall be binding on all parties to this Agreement and its successors, inheritors, executors, administrators, and assignees of the parties to this Agreement.

11.8             Delay or omission. Any party’s delay or omission to exercise the rights, powers or remedies granted to them due to other party’s breach or non-performance of this Agreement shall not prejudice such party’s rights, powers or remedies, nor shall it be deemed a waiver or default of such breach or non-performance or a similar breach or non-performance hereafter, nor shall it be deemed a waiver of any other breach or non-performance occurred before or after this. A waiver, permission, consent, or approval of breach or non-performance of any of the nature or characteristics of this Agreement, or a waiver of any of the terms or conditions of this Agreement, shall be made in writing and shall only be valid within the scope of such written provision. Any relief provided to any party under this Agreement according to law or otherwise shall be cumulative, rather than just selecting one of them.

11.9             Severability. In the event that any provision of this Agreement is invalid or unenforceable, such provision shall be construed to the practicable extent, to enable its execution and the completion of transactions specified in this Agreement on substantially the same terms as previously stated. If no viable interpretation would allow the provision to be retained, it should be excluded from the remaining provisions of this Agreement, and the remaining provisions of this Agreement shall remain in full force, unless the excluded terms are crucial to the rights and interests intended to be enjoyed by the parties. In such circumstances, the parties shall make their best efforts to reach valid and enforceable alternative clauses or agreements through negotiation in good faith to realize the parties’ intention at the time of entering into this Agreement as far as possible.

11.10      Joint and several obligations. The obligations between the Founder and the Company under this Agreement and other Capital Increase Transaction Documents are jointly and severally liable. The Founder and the Company are jointly and severally liable for the obligations of the Controlling Shareholder under this Agreement and other Capital Increase Transaction Documents.

11.11      Non-joint and several obligations. The obligations between the Investors under this Agreement and other Capital Increase Transaction Documents are not jointly and severally liable.

11.12      Non-violation. Any agreements or documents that should be entered into under this Agreement shall not violate the spirit and principles of this Agreement.

11.13      Language. This Agreement is executed in Chinese.

11.14      Counterparts. This Agreement may be executed in any number of texts. All texts are originals, but all texts together constitute a single document.

11.15      Priority of authority. The authority of this Agreement is superior to that of the Articles of Association. In the event of a conflict between the provisions of the Articles of Association and this Agreement, the provisions of this Agreement shall prevail.

11.16      Taking into force. This Agreement shall become effective on the date of official signature and seal (if applicable) of all the parties.

(There is no text below, next page is for signature)

(This is a signature page)

In view of this, individuals of the parties or the parties to the Capital Increase Agreement of Beijing Pinxin Media Culture Co., Ltd. have procured their respective officially authorized representatives to sign the Capital Increase Agreement of Beijing Pinxin Media Culture Co., Ltd. on the date stated at the beginning of the Agreement.

Liu Chengcheng

Signature: [signed]

Beijing Pinxin Media Culture Co., Ltd.

(Seal) [Chopped: Beijing Pinxin Media Culture Co., Ltd. 1101081077300]

Legal representative: [signed]

Beijing Xieli Zhucheng Financial Information Service Co., Ltd.

(Seal) [Chopped: Beijing Xieli Zhucheng Financial Information Service Co., Ltd. 1101080814347]

Legal representative: [signed]

Tianjin Zhanggongzi Technology Partnership (Limited Partnership)

(Seal) [Chopped: Tianjin Zhanggongzi Technology Partnership (Limited Partnership)]

Authorized representative of the executive partner: [signed]

Signature page

(This is a signature page)

In view of this, individuals of the parties or the parties to the Capital Increase Agreement of Beijing Pinxin Media Culture Co., Ltd. have procured their respective officially authorized representatives to sign the Capital Increase Agreement of Beijing Pinxin Media Culture Co., Ltd. on the date stated at the beginning of the Agreement.

Tianjin Zhanggongzi Technology Partnership (Limited Partnership)

(Seal) [Chopped: Tianjin Zhanggongzi Technology Partnership (Limited Partnership)]

Authorized representative of the executive partner:

Signature page

(This is a signature page)

In view of this, individuals of the parties or the parties to the Capital Increase Agreement of Beijing Pinxin Media Culture Co., Ltd. have procured their respective officially authorized representatives to sign the Capital Increase Agreement of Beijing Pinxin Media Culture Co., Ltd. on the date stated at the beginning of the Agreement.

Jiaxing Xiaodu Content Equity Investment Partnership (Limited Partnership)

(Seal) [Chopped: Jiaxing Xiaodu Content Equity Investment Partnership (Limited Partnership) 3304020025051]

Appointed representative of the executive partner:

Signature page

(This is a signature page)

In view of this, individuals of the parties or the parties to the Capital Increase Agreement of Beijing Pinxin Media Culture Co., Ltd. have procured their respective officially authorized representatives to sign the Capital Increase Agreement of Beijing Pinxin Media Culture Co., Ltd. on the date stated at the beginning of the Agreement.

Beijing Gobi Oasis Angel Investment Center (Limited Partnership)

(Seal) [Chopped: Beijing Gobi Oasis Angel Investment Center (Limited Partnership) 1101080319389]

Appointed representative of the executive partner: [signed]

Signature page

(This is signature page)

In view of this, individuals of the parties or the parties to the Capital Increase Agreement of Beijing Pinxin Media Culture Co., Ltd. have promoted their respective officially authorized representatives to sign the Capital Increase Agreement of Beijing Pinxin Media Culture Co., Ltd. on the date stated at the beginning of the Agreement.

Suzhou Industrial Park Gobi Yinghe Equity Investment Partnership (Limited Partnership)

(Seal) [Chopped: Suzhou Industrial Park Gobi Yinghe Equity Investment Partnership (Limited Partnership) 3205940045568]

Appointed representative of the executive partner: [signed]

Signature page

List of Appendices

Appendix I	List of Subsidiaries

Appendix II	List of Assets to be Transferred

Appendix III	Representations and Warranties of the Company, the Controlling Shareholder and the Founder

Appendix IV	Disclosure List

Appendix V	List of Key Employees

Appendix VI	Address for Notice

Appendix I

List of Subsidiaries

The Company, the controlling shareholder and the founder confirm that the Company has no subsidiaries.

Appendix II

List of Assets to be Transferred

I. Trademarks

KrTV (No. 15589656, Class 41), KrTV (No. 15589653, Class 9), KrTV (No. 15589654, Class 35), KrTV (No. 15589655, Class 38), KrTV (No. 15589657, Class 42), NEXT (No. 15309505, Class 9), NEXT (No. 15309505, Class 41), NEXT (No. 15309505, 42), WISE (No. 15589660, Class 38), WISE (No. 15360032, Class 41), WISE (No. 15589635, Class 42), WISE (No. 15589658, Class 9), 氪加 (No. 15113594, Class 9), 氪加 (No. 15113594, Class 16), 氪加 (No. 15113594, Class 35), 氪加 (No. 15113594, Class 36), 氪加(No. 15113594, Class 38), 氪加 (No. 15113594, Class 41), 氪加 (No. 15113594, Class 42), 氪加 (No. 15113594, Class 45), 氪,TV (No. 16003578, Class 42), 氪,TV (No. 16003574, Class 9), 氪,TV (No. 16003575, Class 35), 氪,TV (No. 16003576, Class 38), 氪,TV (No. 16003577, Class 41), KRVIDEO (No. 16003572, Class 41), KRVIDEO (No. 16003569, Class 9), KRVIDEO (No. 16003570, Class 35), KRVIDEO (No. 16003571, Class 38), KRVIDEO (No. 16003573, Class 42), To B 行家说 (No. 20611356, Class 35), To B 行家说 (No. 20611355, Class 38), To B 行家说 (No. 20611354, Class 41), KRLASS (No. 18301373, Class 35), KRLASS (No. 18301372, Class 38), KRLASS (No. 18301371, Class 41), KRLASS (No. 18301370, Class 42), KRLASS (No. 18301369, Class 43), KRLASS (No. 18301368, Class 45), KRLASS (No. 18301374, Class 9), 氪TV+ Graphics (No. 16216730, Class 9), 氪TV+ Graphics (No. 16216731, Class 35), 氪TV+ Graphics (No. 16216732, Class 38), 氪TV+ Graphics (No. 16216734, Class 42), 氪TV+ Graphics (No. 16216733, Class 41), 氪TV+ Graphics (No. 22439415, Class 42).

Appendix II - 1

II. Software Copyright

No.	Name of software	Registration number	First publication date
1	36氪 iOS client software V1.5	2014SR129852	January 1, 2013
2	36氪 media client software V1.5	2016SR264837	January 1, 2013
3	36氪 information publication platform	2016SR296841	August 28, 2016
4	36氪advertising platform	2016SR296866	August 28, 2016
5	36氪 multimedia showcase platform	2016SR296946	August 28, 2016
6	36氪SME service platform	2016SR298547	August 26, 2016
7	Internal reference information software for retail owners	2017SR293448	March 14, 2017

III. “wow36kr” official WeChat account.

IV. “36kr” Weibo account.

Appendix II - 2

Appendix III

Representations and Warranties of the Company, the Controlling Shareholder and the Founder

1.                                      Approval by the Regulatory Authority and Licenses

(1)                                 The Group Company has obtained all the licenses, consents and other permits and approvals required for its incorporation, valid existence and current business operations. The procedures are legal and compliant, and are in full force and effect. Moreover, the Group Company has completed within the statutory time limit the procedures of renewing or replacing licenses, consents and other permits and approvals that are about to expire.

(2)                                 All reports, declaration forms and materials on the existence and operation of the Group Company have been submitted or provided to the relevant government authorities as required by law or as a condition of any license, consent, permit or approval, except where omission of submission or provision will not have material adverse effects on the Group Company.

(3)                                 There are neither circumstances under which any license, consent, permit or approval necessary to continue the Group Company may be altered, revoked or not renewed, nor circumstances which may confer a right to alter or revoke, except for the circumstances under which the alterations, revocations or non-renewal will not have material adverse effects on the Group Company.

2.                                      Capacity to Act

(1)                                 The Founder has sufficient civil rights and capacity to sign this Agreement and other Capital Increase Transaction Documents, fully fulfill all obligations under this Agreement and others Capital Increase Transaction Documents and complete transactions under this Agreement.

(2)                                 The Controlling Shareholder is a joint stock limited company duly incorporated and validly existing under China laws. The Controlling Shareholder has all the necessary powers, authorization and capabilities to sign this Agreement and other Capital Increase Transaction Documents, and perform its obligations under this Agreement and the various Capital Increase Transaction Documents proposed under this Agreement.

Appendix III - 1

(3)                                 The Company is a limited liability company duly incorporated and validly existing under the PRC laws. The Company has all the necessary powers, authorization and capabilities to sign this Agreement and other Capital Increase Transaction Documents, and perform its obligations under this Agreement and the various Capital Increase Transaction Documents proposed under this Agreement.

(4)                                 This Agreement and other Capital Increase Transaction Documents shall constitute the legal, valid and binding obligations of the parties in accordance with their respective terms upon signing and delivery by them and shall be enforceable against the Founder, the Controlling Shareholder and the Company unless subject to the following restrictions: (a) applicable bankruptcy, insolvency, reorganization or other generally applicable laws concerning or affecting the exercise of rights of creditors; and (b) the applicable results of legal remedies.

(5)                                 The signing of this Agreement and other Capital Increase Transaction Documents and performance of obligations under this Agreement and other Capital Increase Transaction Documents by the Founder, the Controlling Shareholder and the Company will not:

(i)                                     result in the violation of any legal documents binding on them or the non-performance of obligations under such legal documents;

(ii)                                  result in the violation of any order, judgment or decree of any court or government authority binding on them; and

(iii)                               be detrimental to the legitimate interests of any third party.

except where the above circumstances will not affect the performance of obligations under this Agreement.

3.                                      Ownership

(1)                                 The Group Company is a limited liability company duly incorporated, existing and registered under the laws of its place of registration, and has the right and capacity to exercise all its civil rights of a corporate legal person.

(2)                                 As of the date of this Agreement, the registered capital of the Group Company has been effectively contributed and paid in accordance with the provisions of the Articles of Association, and there is no overdue or false capital contribution by shareholders.

(3)                                 There is no trust, holding agency, option, pledge or other form of guarantee, equity donation or other encumbrance on the equity of the Group Company or any part thereof, and there are no agreements or undertakings to provide or create any of the foregoing, and no person claims to be entitled to any of the above rights.

Appendix III - 2

(4)                                 There are no outstanding agreements or undertakings requesting the distribution, issuance or transfer of any equity in the Group Company, or that grant any person the right to request the distribution, issuance or transfer of any equity in the Group Company.

(5)                                 Except as disclosed to the Investors, the Company has not established any other offices, branches, nor does it hold shares or have similar shareholder interests in other companies, affiliates and other social organizations; or directly or indirectly control, hold shares of or have interests in any other entities.

(6)                                 The Founder, the Controlling Shareholder and the Company have submitted to the Investors or their representatives and consultants on the date of this Agreement copies of the current business license and other licenses of the Group Company and documents relating to the business operation of the Group Company and the Articles of Association. The above documents are complete, accurate, true and effective in all aspects.

(7)                                 The Group Company has kept the books necessary for the company operation in accordance with applicable laws, which accurately record the matters in the books; the Group Company has not received any notice or allegation that any of the above records are incorrect or shall be rectified.

(8)                                 All documents that should be submitted by the Group Company to all relevant government authorities have been submitted properly, except where not submitting will not have material adverse effects on the Group Company.

4.                                      Accuracy and Adequacy of Data

(1)                                 All information, documents and materials provided by the Founder, the Controlling Shareholder and the Company to the Investors or their consultants are true, accurate and complete in all material respects, and there are no circumstances under which the failure to disclose any facts or matters to the Investors or any of their consultants may cause any such information to be inaccurate or misleading in any such material respects due to any omission or ambiguity or any other reasons.

Appendix III - 3

(2)                                 The Founder, the Controlling Shareholder, and the Company have provided the Investors or their consultants at their reasonable request all the necessary information within their grasp for the Investors to decide whether to subscribe for the Company’s newly registered capital or not. The information, documents and materials relating to this Agreement provided by the Company, the Controlling Shareholder and/or the Founder to the Investor do not contain misrepresentations of material facts, or omit any material facts which would cause representations in this Agreement or such disclosures to be misleading.

5.                                      Accounts

(1)                                 In respect of the accounts of the Group Company:

(i)                                     They are prepared in accordance with the applicable laws and accounting principles generally recognized in the place of registration and adopted by companies operating businesses similar to those of the Group Company;

(ii)                                  They are complete and accurate in all respects, and the provisions for bad debts and doubtful debts, depreciation, depreciated and slow-moving inventory during any period as of or before the date of completion of its accounts are in accordance with the applicable accounting standards;

(iii)                               They are the true and fair reflection of the financial position of the Group Company, including but not limited to profits or losses; and

(iv)                              They are not subject to the effect of any special, extraordinary or non-recurring items, except for items explicitly disclosed in the accounts of the Group Company.

(2)                                 Except as disclosed to the Investors, the Group Company do not have any significant liabilities (whether actual or contingent, with undetermined amount or in dispute) that are not fully disclosed or accrued in the accounts or unfulfilled capital commitments.

6.                                      Accounting Records

(1)                                 The Group Company has kept complete accounts, books, original accounts, financial and other records; these accounting records contain the latest data and complete and accurate details of the business activities of the Group Company, as well as all matters that shall be recorded as required by the Company Law of the People’s Republic of China, the Enterprise Accounting System of the People’s Republic of China and other applicable laws and regulations.

Appendix III - 4

(2)                                 The Group Company owns or controls the accounts, books, original accounts, financial and other records as its property, and has not received any notice or allegation that any of the above records are incorrect or shall be rectified.

(3)                                 All transactions relating to the business of the Group Company have been correctly and timely recorded in the accounting records of the Group Company, and no substantial errors or deviations are included or reflected in these accounts, books, original accounts, financial and other records, and these records are sufficient to respectively truly and accurately reflect the financial position of the Group Company and to explain its transactions.

7.                                      Events after the Incorporation of the Group Company

(1)                                 After the official incorporation date of the Group Company and before the delivery date, in addition to the disclosed information:

(i)                                     There is no material adverse change in the financial or operating conditions or prospects of the Group Company, and as far as the Founder and the Controlling Shareholder are concerned, there is no circumstances causing such changes.

(ii)                                  The Group Company has been conducting normal and customary operations and operating its business in the same way as usual (including in terms of nature and scope);

(iii)                               The Group Company has not acted as a financing agent of debts or other receivables, or sold or agreed to sell debts or other receivables;

(iv)                              The Group Company has not generated debts, warranties, guarantees, advances or receivables with a total value over RMB one million (RMB1,000,000), except for the receivables generated from the course of normal business operations;

(v)                                 The Group Company has not generated receivables with a single-item value of over RMB one million (RMB1,000,000) and a cumulative value of over RMB one million (RMB1,000,000) outside the course of normal business operations;

Appendix III - 5

(vi)                              No mortgage, pledge or other encumbrance has been created on any assets of the Group Company;

(vii)                           The Group Company has not issued any securities;

(viii)                        The Group Company has not experienced an increase in staff costs, except for those reasonably incurred according to the rules and regulations in force or relevant employment contracts;

(ix)                              The Group Company has not provided any loans to any director, supervisor, manager or other employee of the Founder, the Controlling Shareholder and the Group Company and its related parties, except for the advance travel expenses in accordance with the rules and regulations of the Group Company in the course of normal business operations;

(x)                                 The Group Company has not offered price reductions or discounts or rebates when providing services or provided services at prices below the cost that would have a material adverse effect on its profitability;

(xi)                              The Group Company has not altered the fiscal year.

(2)                                 The Group Company has not taken any actions that may lead to a violation of the undertakings in Article 7 of this Appendix.

8.                                      Contracts and Undertakings

(1)                                 As of the delivery date, except for the disclosed information, the Group Company is not a party to any of the following, nor is it under any of the (current or future) legal liability:

(i)                                     Any guarantee, indemnity, guarantee relationship or letter of credit other than those in normal business activities;

Appendix III - 6

(ii)                                  Any contract or arrangement directly or indirectly restricting the freedom of the Group Company to operate its business anywhere in the world in manners deemed appropriate, or directly or indirectly restricting the ability of the Group Company to transfer all or any part of its business;

(iii)                               Any joint venture contract or arrangement, partnership rights or obligations for the purpose of sharing profits (however, for the avoidance of doubt, does not include arrangements that share fees or operating income on a case-by-case basis) or any other contract or arrangements relating to the involvement of the Group Company in any business together with any other person;

(iv)                              Any contract or arrangement involving matters not falling within the scope of the Group Company’s ordinary business, or business transactions or arrangements constituting a deviation from the usual model of the Group Company;

(v)                                 Any contract or arrangement in which any director, supervisor, manager or related party or interested party of the Group Company directly or indirectly have interests, except for employment agreements;

(vi)                              Any contract or arrangement that is not signed in the ordinary course of business and involves expenditure or income of the Group Company of over RMB1,000,000 within any fiscal year;

(vii)                           Any contract or arrangement with related parties of the Group Company that is not signed in the ordinary course of business and involves payment or income of over RMB1,000,000;

(viii)                        Any contract or arrangement that the Group Company is unable to terminate by giving a notice three (3) months or less in advance without being subject to any special compensation fees; or

(ix)                              Any contract or arrangement that may be terminated once delivery occurs or the ownership or control of the Group Company changes, or will be subject to material adverse effect because of such changes.

Appendix III - 7

(2)                                 As far as the Founder, the Controlling Shareholder and/or the Company are concerned, there is no significant contract to which the Group Company is a party that has been breached, become invalid or has reasons to be terminated, revoked, abolished or refused to be performed, and no such allegations are known, except in the case where the third party of the relevant contracts failed to make payment.

(3)                                 The Group Company does not have any tenders or bids or sales or service proposals that are still valid, significant to its business and, if accepted, will likely result in loss.

9.                                      Authorization

In addition to authorizing employees to enter into regular trade contracts or engage in business operations and management activities customary for the Group Company, the Group Company has not granted or provided any person with any authorization or other power basis that is yet to be completed or remains in force to enter into any contract or undertaking on behalf of the Group Company.

10.                               Operations

Major customers or major suppliers of the Group Company have not ceased or indicated their intention to cease transactions with the Group Company, and as far as the Founder, the Controlling Shareholder and/or the Company are concerned, no major customer or major supplier of the Group Company may substantially reduce the transactions with the Group Company; as far as the Founder, the Controlling Shareholder and/or the Company are concerned, the signing or delivery of this Agreement and other Capital Increase Transaction Documents will not adversely affect the attitudes or actions of major customers and suppliers towards the Group Company.

The Group Company has complied with all applicable laws, regulations, government regulations and related permits and licenses in the course of business.

11.                               Arrangements among the Company, the Controlling Shareholder and the Founder

The Company does not agree to provide guarantees or any collateral or indemnity for any debt or obligation of the Founder, the Controlling Shareholder, directors, supervisors or managers of the Company or any of their related parties or interested parties. The Founder, the Controlling Shareholder and their related parties or interested parties will cooperate with the Company in completing the qualified initial public offering, trying to solve the problem of horizontal competition with the Company to ensure that the Company’s qualified initial public offering is not affected.

Appendix III - 8

12.                               Bank Account and Borrowing

Except as disclosed to the Investors,

(1)                                 The Group Company has no outstanding loaned capital, nor has it borrowed or agreed to borrow any money that has not been repaid or with unfulfilled borrowing obligations. It is not a party to any of the following and does not have any obligation related to any of the following:

(i)                                     Any loan agreement, bond, acceptance credit, money order, promissory note, finance lease, debt or inventory financing, discount or accounts receivable factoring arrangement or sale and leaseback arrangement; or

(ii)                                  Any other arrangement for the purpose of raising funds or providing funds or credit.

(2)                                 The Group Company does not hold any shares or securities not fully paid or with any incidental obligations, nor does it have any obligation related to the above shares or securities.

(3)                                 The Group Company has not lent or agreed to lend any money without receiving repayment and does not own interests in any existing or future debts.

(4)                                 The Group Company has not signed any mortgage, guarantee or indemnity contract that is invalid and unenforceable in accordance with its terms.

(5)                                 No event has occurred that would constitute any non-performance of or default on any terms of any loaned capital, borrowings, bonds or financing of the Group Company, or would render any third party the right to request repayment before the normal due date, and no other person has alleged that such an event has occurred.

(6)                                 The Group Company has not borrowed any money from any source of funds after the official incorporation date, except where borrowings are made in the ordinary course of business and do not constitute a material adverse effect on the production and operation of the Group Company.

Appendix III - 9

(7)                                 The Group Company does not have any debts or accounts payable to the following persons/entities:

(i)                                     The Founder

(ii)                                  The Controlling Shareholder

(iii)                               Directors, supervisors or managers of the Company; or

(iv)                              Related parties or interested parties of the above persons/entities.

13.                               Insolvency

(1)                                 No order requiring the liquidation of the Group Company has been made; no request for the liquidation of the Group Company has been submitted; no meeting for the purpose of reviewing the resolution of the liquidation of the Group Company has been convened; no such resolution has been passed.

(2)                                 No ruling on the bankruptcy of the Group Company has been made; no petition or application for such orders has been submitted; no bankruptcy administrator of the Group Company has been appointed; no notice for the purpose of appointing the bankruptcy administrator of the Group Company has been issued or submitted; no step or procedure for the purpose of appointing the bankruptcy administrator of the Group Company has been taken or carried out.

(3)                                 No receiver (including administrative receiver) related to all or any of the assets of the Group Company has been appointed.

(4)                                 No proposal on the formation of a debt restructuring agreement or similar arrangement between the Group Company and creditors has been made.

(5)                                 There is currently no valid moratorium for the Group Company, and no step or procedure for the purpose of obtaining such moratorium has been taken or carried out.

(6)                                 There is no event involving the Group Company that is similar to any of the above.

(7)                                 The Group Company is not insolvent or unable to repay its debts, nor does it cease repaying debts due.

(8)                                 No effective judgment, mediation paper or ruling on the Group Company is not fulfilled.

Appendix III - 10

14.                               Litigation and Claims

(1)                                 As far as the Founder, the Controlling Shareholder and/or the Company are concerned, the Group Company, the Controlling Shareholder or the Founder are not involved in any pending lawsuits, arbitrations or other dispute resolution procedures or administrative or criminal proceedings affecting the major assets and business of the Group Company or this capital increase as plaintiffs, defendants or in other capacities. As far as the Founder, the Controlling Shareholder and/or the Company are concerned, there are no lawsuits, arbitrations or other dispute resolution procedures or administrative or criminal proceedings that is pending and filed by or against the Group Company, the Controlling Shareholder or the Founder, threatened by the Group Company or by others against the Group Company, the Controlling Shareholder and/or the Founder, or expected to be filed by or against the Group Company, the Controlling Shareholder and/or the Founder. As far as the Founder, the Controlling Shareholder and/or the Company are concerned, there are no facts or circumstances that could lead to any lawsuits, arbitrations, mediations or administrative or criminal proceedings.

(2)                                 As far as the Founder, the Controlling Shareholder and/or the Company are concerned, the Group Company, the Controlling Shareholder or the Founder has not received any written notice of any investigation or inquiry on matters of the Group Company, the Controlling Shareholder or the Founder from any government authority or other agencies currently or in the past, in particular but not limited to matters in environmental protection, public health, fire protection, safety, labor, taxation. The Founder, the Controlling Shareholder and the Company are not aware of any circumstances that would lead to such formal investigations or inquiries.

(3)                                 The Group Company has not committed any criminal, illegal, wrongful or unauthorized acts or breached any obligations or responsibilities in accordance with or arising out of regulations, contracts or other rules, nor does it have legal liabilities involving the above acts or breaches. And there is no unresolved claim against the Group Company, the Controlling Shareholder and/or the Founder, except for those without material adverse effects on the production and operation of the Group Company.

(4)                                 The Group Company has not produced, sold or provided any products or services that fail to comply with all applicable laws, regulations or standards in material respects, or are defective or hazardous, or do not comply with any relevant explicit representations or warranties.

Appendix III - 11

15.                               Ownership and Status of Assets

(1)                                 The assets required by the Group Company in the course of business are included in its accounts.

(2)                                 The Group Company is the legal and beneficial owner of each asset (except for current assets that are sold, disposed of or used in the normal course of business) included in its accounts or acquired after the official incorporation date; there is no encumbrance on these assets, and each of the assets that may be possessed is owned by the Group Company.

(3)                                 The Group Company has the ownership of all intangible assets and fixed assets that are reflected as assets in its balance sheet, and there is no encumbrance, or attachment by courts. Such intangible assets and fixed assets are properly registered under the Group Company at the relevant registries of the government authority in accordance with the relevant laws and regulations if registration is feasible and necessary.

(4)                                 The Group Company has the whole, transferable title not subject to any encumbrance to the movable and immovable property and assets used in its business. The Group Company has paid all taxes and other related fees in full in accordance with applicable laws, and there is no default of payment or circumstances where supplementary payment of taxes or other fees is necessary.

(5)                                 All non-owned land, buildings and fixed assets currently used by the Group Company are leased under valid leases. All such leases are legal and valid. The Group Company has not violated the leases or not been at fault under the leases.

(6)                                 There are no options, mortgages, pledges, liens (except for liens that are generated according to the law in the ordinary course of business) or other forms of guarantees or other encumbrances relating to, created on, or affecting all or part of the business or assets of the Group Company. And there are no agreements or undertakings providing or creating any of the above, and no person claims to be entitled to any of the above interests.

(7)                                 All vehicles and office equipment used by the Group Company in relation to its business are normally repaired, maintained, and operated, and are available for use in the business of the Group Company.

Appendix III - 12

16.                               Intellectual Property

(1)                                 The Group Company does not use any name other than the name displayed on its business license and “36Kr” or “36氪”.

(2)                                 The Group Company owns or has the right to use all intellectual property assets and business information that are currently used for the ordinary course of business or that are required to meet current plans and proposals.

(3)                                 All fees and steps for the renewal, application and other formal registration of intellectual property assets owned by the Group Company necessary for their maintenance, protection and enforcement have been paid or taken, or will be paid and taken as planned.

(4)                                 The intellectual property assets owned by the Group Company are valid, existing and enforceable and are not subject to any mortgage, encumbrance or other rights.

(5)                                 All licenses involving intellectual property assets and business information and contracts relating thereto entered into by the Group Company will not be terminated by this capital increase and/or a change in ownership or control of the Group Company.

(6)                                 As far as the Founder, the Controlling Shareholder and/or the Company are concerned, any third party has not violated any license or contract relating to any intellectual property assets currently used for business purposes.

(7)                                 The Group Company is not obligated to license, sublicense or carry out any transfer of any intellectual property assets or business information it owns or uses.

(8)                                 As far as the Founder, the Controlling Shareholder and/or the Company are concerned, no third party is infringing or has infringed or used without permission any intellectual property assets or business information owned or used by the Group Company.

(9)                                 The activities, business information and intellectual property assets of the Group Company do not constitute and has not constituted infringement or unauthorized use of intellectual property assets or business information of any third party.

(10)                          The intellectual property assets and business information owned by the Group Company are not the subject of any litigation, objection or administrative proceeding.

Appendix III - 13

(11)                          The confidential information owned by the Group Company has not been disclosed or otherwise permitted to be known to any third party without such third party performing confidentiality obligations.

(12)                          The Group Company is not a party to any confidentiality or other contract restricting the free use or disclosure of its business information, nor does it assume any obligation restricting the free use or disclosure of its business information that may have a material adverse effect on the business of the Group Company.

(13)                          The operation of the Group Company does not result in the payment of intellectual property royalties or similar payment obligations.

17.                               Information Technology

The information technology and domain names owned or used by the Group Company is not the subject of any litigations, dispute or claim; as far as the Founder, the Controlling Shareholder and/or the Company are concerned, there are no expected or likely litigations, disputes or claims relating to any information technology or domain names owned or used by the Group Company.

18.                               Employees

(1)                                 Since the official incorporation date of the Group Company, no significant changes have been made to the remuneration or other terms of employment of any manager of the Group Company.

(2)                                 The employees of the Group Company have not made any claims on any intellectual property assets relating to the business of the Group Company, and as far as the Founder, the Controlling Shareholder and/or the Company are concerned, no employee will make such a claim.

(3)                                 There are no unresolved or likely disputes among any member and any union or other organizations formed for similar purpose of the Group Company, and the Group Company is not a party to any collective bargaining agreement or other arrangements (whether or not binding).

(4)                                 The Group Company does not have any actions or circumstances in major violations of laws or regulations relating to labor, employment, social insurance and/or housing provident fund.

Appendix III - 14

(5)                                 As far as the Founder, the Controlling Shareholder and/or the Company are concerned, no employee or other personnel or former employee or other former personnel threaten to file against the Group Company, and no other person threaten to file against the Group Company for any employee or other personnel or former employee or other former personnel, claims involving any accident, injury, unpaid salary, overtime payment, severance payment, social security payment, leave or any other matters caused or incurred by the employment or hiring of such employee or other personnel or former employee or other former personnel by the Group Company, and there is no such claims pending.

19.                               Environmental Matters

(1)                                 The Group Company has legally obtained and holds all or any of the permits, consents, licenses, approvals, certificates and other authorizations necessary for its production and operations required under any applicable laws relating to environmental protection (“Environmental Protection Law”), and all or any of the terms and conditions under these authorizations required by the Environmental Protection Law, except where omission of such will not result in material adverse effects on the legal and normal operation of the Group Company;

(2)                                 The Group Company complies with and has always complied with the Environmental Protection Law in major respects;

(3)                                 As far as the Founder, the Controlling Shareholder and/or the Company are concerned, the Group Company has not received any form of information from any relevant authorities that it may or may be alleged to be in violation of the Environmental Protection Law;

(4)                                 As far as the Founder, the Controlling Shareholder and/or the Company are concerned, there are no legal proceedings or other litigations, claims or investigations against the Group Company with material adverse effects on the production and operations of the Group Company or relating thereto or otherwise in connection with the Environmental Protection Law, nor are there any pending or potential legal proceedings or other litigations, claims or investigations.

(5)                                 As far as the Founder, the Controlling Shareholder and/or the Company are concerned, there are no facts or circumstances that could lead to actual or potential environmental liability for the Group Company;

(6)                                 The Group Company has not received any notice or notification of complaints or claims on any environmental matter from any person;

Appendix III - 15

(7)                                 The Group Company has not received any injunctions or similar remedies or orders from competent courts on any environmental matter or made any commitments to the courts.

20.                               Taxes

(1)                                 The Group Company has submitted all tax returns required by the relevant tax authorities in accordance with the law, and all such tax returns are complete and correct in all material respects. The Group Company has paid all the payable taxes (whether or not displayed on the tax returns) in accordance with the requirements of the relevant tax authorities as required by law, or has made appropriate provisions in its financial statements in accordance with the requirements of the relevant tax authorities as required by law. Any assets or property of the Group Company are not subject to tax guarantees enjoined to be provided by the relevant tax authorities, except for those relating to taxes outstanding and payable; the Group Company is in compliance with the requirements of the relevant tax authorities applicable to it or its business (including but not limited to, if any, the conditions for preferential tax treatment); and as far as the Founder, the controlling Shareholder and/or the Company are concerned, no government or regulatory authority will impose or have reasons to impose any additional taxes on the Group Company during any period that a tax return has been filed or required to be filed. The Group Company has no:

(i)                                     dispute or claim on any tax liability that has been claimed or filed by any government or regulatory authority, or;

(ii)                                  warning about any reasonably expected tax liability dispute or claim as far as the Founder, the Controlling Shareholder, and/or the Company are concerned.

(2)                                 Provisions made in the accounts of the Group Company are sufficient for the deferred tax and are fully compliant with the accounting practices generally recognized in the place of registration and adopted by companies or organizations operating similar businesses.

(3)                                 If all the facts and circumstances known by the Founder, the Controlling Shareholder and/or the Company are known facts and circumstances at the time of accounts preparation, the provisions for the deferred tax in the corresponding accounts shall not be more than the provisions already made.

Appendix III - 16

21.                               Tax Returns, Disputes, Records and Requests

(1)                                 The Group Company has submitted and provided on its own or arranged others to submit and provide all applicable tax returns and all data required by any tax authority.

(2)                                 On the date of this Agreement, the Group Company has neither tax liability that is unresolved or expected to occur, in which the tax authority may recover any taxes (including fines or interest) from the Group Company, nor dispute or disagreement with any tax authority concerning any tax benefits to the Group Company, and there are no circumstances that will very likely lead to such disputes or disagreements.

22.                               Insurance

As far as the Founder, the Controlling Shareholder and/or the Company are concerned, all major assets of the Group Company that may and need to be insured according to industry practices (specifically real estate and vehicles, if any) have been insured in accordance with applicable laws and industry practices against risks that are usually insured against.

23.                               Incentive Mechanism

There are neither other stock option or other similar performance-based incentive arrangements (including stock appreciation rights scheme) for employees (or former employees), directors (or former directors), supervisors (or former supervisors) or consultants (or former consultants) or contractors (or former contractors) of the Group Company, nor other similar arrangements that are affecting any of the above persons.

24.                               No State-owned Assets

The Group Company does not have any state-owned assets, and does not need to undergo any form of assessment of state-owned assets or obtain approval for disposal of state-owned assets in order to facilitate the completion of the transaction in accordance with laws and regulations of China.

25.                               No Undisclosed Business

As of the delivery date, the business of the Group Company has not exceeded the business scope approved in its business license. The Group Company has not engaged in any business that is not disclosed to the Investors.

Appendix III - 17

26.                               Compliant Business Practices

(1)                                 The Founder, the Controlling Shareholder and the Company acknowledge that the related parties of the Group Company and any other person acting on behalf of the above parties do not, whether or not related to transactions under this Agreement or related to other matters, (i) deliberately violate any applicable laws and orders; (ii) make any improper payments to government officials for business benefits or advantages.

(2)                                 The Founder, the Controlling Shareholder and the Company acknowledge that the Group Company and/or the related parties of the Group Company and any other person acting on behalf of the above parties does not take any actions that may violate the applicable anti-corruption laws which include but are not limited to: relevant anti-corruption and anti-commercial bribery laws and regulations of China, the United States Foreign Corrupt Practices Act of 1977 as amended, and the applicable anti-corruption laws of other countries (hereinafter referred to as “Anti-corruption Laws”). Any of the related parties of the Group Company and any other person acting on behalf of the above parties have never offered, paid, promised to pay or authorized to pay any money or anything of value to any government official taking office in any government authority or any entity (if the related party of the Group Company knew that all or part of such money or things of value would very likely be offered, given or promised to be given to any government official (either directly or indirectly)). For the purposes of this article, government authority also includes any entity or enterprise owned or controlled by government authorities or international public organizations.

(3)                                 The Founder, the Controlling Shareholder and the Company acknowledge that the Group Company and/or the related parties of the Group Company and any other person acting on behalf of the above parties, for the following purposes: (i) influence any act or decision within the authority of the government official; (ii) induce the government official to perform any act or omission in respect of his/her statutory duties; (iii) obtain any improper advantage; (iv) obtain any government research grant or national special project; (v) assist the Group Company in obtaining or retaining business or introduce business to the Group Company; or (v) induce the government official to influence or interfere with acts or decisions of any government authorities, have never accepted, offered, paid, promised to pay, authorized to pay, or taken actions to procure the acceptance, offer, or payment of any money or anything of value to any government officials taking office in any government authority or any entity (if the related party of the Group Company knew that all or part of such money or things of value would very likely be offered, given or promised to be given any government official (either directly or indirectly)).

Appendix III - 18

(4)                                 The Founder, the Controlling Shareholder and the Company acknowledge that the Group Company and/or the related parties of the Group Company and any other person acting on behalf of the above parties has not violated the principle of fair competition and employed means such as giving, receiving property or other benefits to obtain transaction opportunities or other economic benefits in business activities.

(5)                                 The Founder, the Controlling Shareholder, and the Company acknowledge that key employees of the Group Company have not held any administrative position in any government authority, university or other public institution, and have not taken advantage of their positions outside the Group Company to seek any improper benefits for the Group Company, including but not limited to obtaining transaction opportunities, government approvals, or government research grants for the Group Company.

(6)                                 No government official, government authority or entity currently has any direct or indirect interest in the Group Company, or any legal or beneficial interest in the Group Company and the proceeds from capital increase subscriptions paid to the Group Company by the Investors under this Agreement.

(7)                                 The Group Company maintains and will maintain accurate and complete books and records in accordance with the applicable anti-corruption laws and generally recognized accounting principles.

Appendix III - 19

Appendix IV

Disclosure List

1. As of the date of issuance of this disclosure list, an application to change the operating entity of the Telecom and Information Services Business License is ongoing, and the operating entity will be changed from the Controlling Shareholder to the Company. In accordance with the requirements of the regulatory laws, the Company will make every reasonable and essential effort to obtain other qualification certificates necessary for the main business.

2. As of the date of issuance of this disclosure list, the owner of the “wow36kr” official WeChat account, “36kr” Weibo account, software copyright of the Company’s corresponding business (36氪 iOS client software V1.5; 36氪 media client software V1.5) of the Company is the Controlling Shareholder.

3. On May 8, 2017 and June 5, 2017, the Controlling Shareholder signed the Loan Agreement with the Company and provided the Company with a loan of RMB6,521,260.

4. The relevant wages, social insurance and housing provident fund of individual employees of the Company who need to apply for work permits and sign labor contracts with the Controlling Shareholder are all borne by the Controlling Shareholder. After the Company has completed the application to become qualified for handling work permits, such employees will have theirs replaced.

Appendix V

List of Key Employees

Name	Position	Identification number
Feng Dagang	President	132801197810243614
Zhang Zhuo	Assistant President	110108198311236028
Li Yang	Chief Editor	210402197611192941
Ye Hongguang	Vice President of Business Center	130206197910210016
Li Zheng	General Manager of Brand Advertising	510781198201130075

Appendix VI

Address for Notice

For the purposes of the article on notice set forth in this Agreement, the original addresses of the parties are as follows:

To the Founder:

Liu Chengcheng

Address: 6th Floor, Haizhi Chuangtou, 34 Haidian Street, Haidian District, Beijing, China

Recipient: Wang Jingyu

Phone: 010-59974030

Zip code: 100089

E-mail: wangjingyu@36kr.com

To the Controlling Shareholder:

Beijing Xieli Zhucheng Financial Information Service Co., Ltd.

Address: 6th Floor, Haizhi Chuangtou, 34 Haidian Street, Haidian District, Beijing, China

Recipient: Wang Jingyu

Phone: 010-59974030

Zip code: 100089

E-mail: wangjingyu@36kr.com

To the Company

Beijing Pinxin Media Culture Co., Ltd.

Address: 6th Floor, Haizhi Chuangtou, 34 Haidian Street, Haidian District, Beijing, China

Recipient: Wang Jingyu

Phone: 010-59974030

Zip code: 100089

E-mail: wangjingyu@36kr.com

To the Investors

Suzhou Industrial Park Gobi Yinghe Equity Investment Partnership (Limited Partnership)

Address: Room 1508, Gopher Center, 757 Mengzi Road, Huangpu District, Shanghai, China

Recipient: Xu Chen

Phone: 021-51601618

Fax: 021-56295805

Zip code: 200023

E-mail: ken@gobi.cn

Jiaxing Xiaodu Content Equity Investment Partnership (Limited Partnership)

Address: [    ]

Recipient: [    ]

Phone: [    ]

Fax: [    ]

Zip code: [    ]

E-mail: [    ]

Beijing Gobi Oasis Angel Investment Center (Limited Partnership)

Address: Room 906, Block H, Phoenix Land Plaza, A5 Shuguang Xili, Beijing, China

Recipient: Jiang Tao

Phone: 86.10.8455.4115

Fax: 86.10.8455.4119

Zip code: 100028

E-mail: don@gobi.cn

Annex I

Regarding the Shareholders Agreement of Beijing Pinxin Media Culture Co., Ltd.

Annex II

Articles of Association of Beijing Pinxin Media Culture Co., Ltd.